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                                                                     EXHIBIT 4.5

                                FIRST AMENDMENT
                                       OF
                      NORTHWESTERN STEEL AND WIRE COMPANY
                     HOURLY EMPLOYEES' 401(k) SAVINGS PLAN
           (As Amended and Restated Effective as of January 1, 1993)



                  WHEREAS, Northwestern Steel and Wire Company, an Illinois corporation (the "company"), maintains the Northwestern Steel and Wire Company Hourly Employees' 401(k) Savings Plan (As Amended and Restated Effective as of January 1, 1993) (the "plan"); and

                  WHEREAS, the company now considers it desirable to amend the plan;

                  NOW, THEREFORE, by virtue of the power reserved to the company under subsection 12.1 of the plan, and in exercise of the authority delegated to the undersigned officers of the company by resolution of its Board of Directors, the plan hereby is amended in the following particulars:

                  1. Effective as of January 1, 1993, by redesignating subsection 3.4 of the plan as subsection 3.5 thereof; and by substituting the reference "3.5" for the reference "3.4" each place the latter appears in the following: subsections 3.1, 3.2, and 3.5 (as redesignated) of the plan; subparagraph A-4(c) and paragraph A-5 of Supplement A of the plan; subparagraph B-4(c) and paragraph B-5 of Supplement B of the plan; and paragraph D-4 of Supplement D of the plan.

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                  2. Effective as of January 1, 1993, by adding the following as subsection 3.4 of the plan:

                  "3.4. Combined Limitation on Elective Contributions and Additional (After Tax) Contributions. Notwithstanding any contrary provision of the plan or of any supplement to the plan, a participant may not elect, for any plan year, to make elective contributions and additional (after tax) contributions, on a combined basis, of more than fifteen percent of the participant's earnings (as defined in subsection 3.5)."

                  3. Effective as of January 1, 1993, by substituting "8.6" for "7.6" where the latter appears in subsection 5.2 of the plan; by deleting subsections 7.6 and 7.8 of the plan; by redesignating subsections 7.7 and 7.9 of the plan as subsections 7.6 and 7.7, respectively; by substituting "7.7" for "7.9" each place the latter appears in subsections 7.4 and 7.5 of the plan; by substituting "7.6" for "7.7" each place the latter appears in subsections 7.5 and 7.6 (as redesignated) of the plan; by substituting the phrase "subsection 7.5" for the phrase "subsections 7.5 and 7.6" each place the latter phrase appears in subsection 7.6 (as redesignated) of the plan; and by substituting the following for subsection 7.7 (as redesignated) of the plan:

                  "7.7. Calculating Income Allocable to Excess Deferrals and Excess Pre-Tax Contributions . The plan shall allocate income (or losses) attributable to excess deferrals under subsection 7.4 or excess pre-tax contributions under subsection 7.5 in accordance with the following:

         (a) Determining income (or losses) on excess deferrals for the plan year. Income (or losses) in a participant's elective contribution account



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                  and profit sharing bonus deferral account allocable to excess deferrals under subsection 7.4 for a plan year will be determined by multiplying the total income (or losses) for that plan year allocable to the applicable account of the participant by a fraction. The numerator of the fraction is the excess deferrals to be distributed from such account. The denominator of the fraction is the total balance in such account as determined as of the end of that plan year, reduced by the gain allocable to such account balance for that plan year and increased by the loss allocable to such account balance for the plan year.

         (b) Determining income (or losses) on excess pre-tax contributions for the plan year. Income (or losses) in a participant's elective contribution account and profit sharing bonus deferral account allocable to excess pre-tax contributions under subsection 7.5 for a plan year will be determined according to the method set forth in (a) next above, based upon the proportion that the amount of excess pre-tax contributions to be distributed from the applicable account bears to the total balance in such account.

         (c) Income (or losses) for the period after the end of a plan year. Effective for plan years beginning on and after January 1, 1992, no income (or losses) will be allocated to any excess amount to be distributed to the participant for the period between the end of the plan year and the date of distribution of such excess amount."


                  4. Effective as of November 19, 1993, by adding the following new paragraph D-12 to Supplement D to the plan:

                  "D-12. Former Employees of Marias Industries, Inc. With respect to Marias employees (as defined below), the terms and provisions of this paragraph D-12 shall govern notwithstanding any other provision of the plan or this Supplement D to the contrary. 'Marias employees' are hourly employees of the Texas corporation who became employees of the Texas corporation on November 19, 1993, in connection with a transaction between the Texas corporation and Marias Industries, Inc. Until required under a collective bargaining agreement between the Texas

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         corporation and the USWA or until the company so amends the provisions of this paragraph D-12, Marias employees shall not be eligible to make elective contributions, profit sharing bonus deferral contributions, or additional (after tax) contributions, nor shall Marias employees be eligible to share in employer nonelective contributions or employer matching contributions."

                  5. Effective as of January 1, 1993, by substituting the phrase "earnings (as defined in subsection 3.5 of the plan) or compensation (as defined in subsection 7.1 of the plan)" for the phrase "earnings (as defined in subsection 3.4 of the plan)" where the latter phrase appears in paragraph E-3 of Supplement E of the plan.


                  IN WITNESS WHEREOF, the undersigned duly authorized officers of the company have caused the foregoing amendment to be executed this 31st day of December, 1994.

                             NORTHWESTERN STEEL AND WIRE COMPANY,
                             an Illinois corporation


                             By /s/ R.N. Gurnitz
                               -------------------------------------
                             Its  President
                                  ----------------------------------

ATTEST:

/s/ E.G. Maris
--------------------------------
Its  SRVP/CFO
    ----------------------------


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